Exhibit 99.19

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

ARTICLES OF ASSOCIATION

OF

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

May 2018

Article 61.	Monitoring the Annual Financial Statements	51

Article 62.	Account Approval and Distribution of Profit	52

Article 63.	Filing the Approved Annual Financial Reports	52

TITLE SEVEN		53

WINDING UP AND LIQUIDATION OF THE COMPANY		53

Article 64.	Winding Up	53

Article 65.	Liquidation	53

Article 66.	Assets and Liabilities Past Due	53

TITLE EIGHT		54

JURISDICTION		54

Article 67.	Jurisdiction	54

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

TITLE ONE

IDENTIFICATION OF THE COMPANY

Article 1. Name

The Company is named MEDIASET ESPAÑA COMUNICACIÓN, S.A. (hereinafter the “Company”), and is governed by these Articles of Association, by provisions that are applicable at all times and the internal corporate governance rules that it develops.”

Article 2. Corporate Aim

1.                                      The aims of the company are:

(a)         Provision of radio and television audio-visual media services, whether on demand or not, paid or not, mobile or not, whatever the geographical area of coverage and broadcast medium, in accordance with the provisions of the Law 7/2010, on General Audio-visual Communication.

(b)         The management and operation of radio, television or any other media in any format, distribution or broadcasting, whether this is via land, satellite, cable or the Internet, with analogue and digital signals.

(c)          The creation, acquisition, production, co-production, editing, filming and/or recording, reproduction, broadcast, dissemination, distribution, sale and operation in any format of any works or recordings, irrespective of whether these are in audio, audiovisual, written or computer-based formats, as well as the rights pertaining to such works.

(d)         The organisation and production of cultural, sporting, music events and events of any other description, in any format and all manner of rights on such events and cultural, sporting, music events and events of any other description.

(e)          The creation, acquisition, sale and operation in any formats, directly or indirectly, of brands, patents, industrial, image or intellectual property rights, as well as any objects, models or methods which may serve as a support for the exploitation of the abovementioned rights

(f)           The performance and execution of advertising projects and the tasks relative to the hiring, intermediation and dissemination of advertising messages in any of their possible formats, through any dissemination or public communication media.

(g)          The development of related activities, directly or indirectly, with marketing, merchandising, and any other commercial activities.

(h)         The rendering of advisory, consulting, research, management, administration, installation, agency, and representation services, as well as market studies related to the abovementioned activities, and the purchase, sale and exploitation of moveable and immoveable assets.

2.                                      Activities included in the corporate aim described in the section above may also be carried out indirectly, through stakes held in organisations or Companies with a similar or analogous corporate aims.

Article 3. Duration

The Company is incorporated for an indefinite period of time.

Article 4. Registered Office

1.                                      The Company’s registered address is located in Madrid, Carretera de Fuencarral a Alcobendas nº4, 28049 Madrid.

2.                                      The Board of Directors is entitled to transfer the corporate address to another location within the same municipality.

3.                                      The Board of Directors is likewise entitled to decide or agree on the creation, suppression or transfer of branches and offices both within the national territory as well as abroad.

TITLE TWO

SHARE CAPITAL AND SHARES

Article 5. Share Capital

1.                                      The Company’s share capital amounts to ONE HUNDRED SIXTY THREE MILLION, SEVEN HUNDRED AND SEVENTEEN HOUSAND SIX HUNDRED AND EIGHT (163,717,608) Euros.

2.                                      Share capital is divided into THREE HUNDRED TWENTY SEVEN MILLION FOUR HUNDRED AND THIRTY-FIVE THOUSAND TWO HUNDRED AND SIXTEEN (327.435.216) ordinary shares whose nominal value is 0.50 Euros per share and which are numbered consecutively from one (1) to three hundred twenty seven million four hundred thirty-five thousand two hundred and sixteen (327.435.216) both included.

3.                                      All shares are entirely paid up.

4.                                      The Company may issue shares without voting rights for a nominal amount not exceeding half of the paid up share capital, which shall have the rights and obligations provided for them in the Act. The holders of non-voting shares are entitled to receive the minimum annual dividend of five percent (5%) of the paid up capital by each non-voting share.

5.                                      In addition, the Company may issue redeemable shares in accordance with the applicable rules, which give their holders the rights established in the issue agreement, and must be fully paid up at the time of subscription.”

Article 6. Representation of Shares

1.                            Shares are represented by book entries, in accordance with the applicable rules. Meanwhile, the fact that shares are not fully paid up, should be recorded in the accounting entries.

2.                            Responsibility for keeping the book entries register of the Company has been entrusted to the firm “Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores” (Iberclear) or its substitute, and its affiliated entities, as appropriate, in accordance with the provisions provided in the Stock Market regulations and other applicable provisions.

3.                            The Company may, in the terms provided by law, access data needed for full identification of its shareholders, including addresses and contact details to allow communication with them. Shareholders associations would have the same rights to access data when representing at least one percent (1%) of the share capital, and shareholders who individually or jointly hold a participation of at least three percent (3%) of the share capital, where the requirements are legally met.”

Article 7. Shareholders Rights

The share grants its rightful owner the condition of shareholder including, at least, the rights detailed below, whose scope is defined in the Law and the Company’s Articles of Association:

a)                 The right to take part in the distribution of company profits and the equity resulting from liquidation

b)                 Preferential subscription rights in the issue of new shares or share-convertible bonds

c)                  The right to attend and vote at General Shareholders’ Meetings

d)                 The right to challenge company agreements

e)                  The right to information.

2. The shareholder will exercise their rights and fulfill their duties to the Company in accordance with the requirements of good faith and respecting the company’s interest.”

Article 8. Multiple Ownership

1.                            Shares are indivisible. Co-owners of one or various shares must appoint a single person for the exercise of shareholder rights and are jointly liable to the Company for all obligations arising from being a shareholder. The Company shall recognize as shareholders those who appear as legitimate holders in the corresponding book entries registers.

2.                            In the case of usufruct, pledge or other limited rights on shares, political rights over shares are the property of the bare owner, the secured debtor, and the dominion directum owner, respectively.

3.                            The rules in the paragraphs above are only valid before the Company. As far as internal relations are concerned, parties may reach other agreements.

Article 9. Share Transfer

1.                                      Shares and economic rights arising thereof, including preemptive, are transferable by all means admissible in Law, subject to the requirements, if any, established by legislation already in place.

2.                                      Transfer of new shares will not be possible until the increase of share capital has been registered in the Commercial Registry.

Article 10. Pending Disbursements

1.                                      In the case shares are partially paid up, the shareholder should pay the amount in the manner and within the deadline described by the Board of Directors.

2.                                      The Board of Directors should agree payment of the amount of capital not paid up within the maximum deadline of five years. Calculation of the deadline will be carried out from the date the share capital increase is agreed.

3.                                      Shareholders who default on payment of pending disbursements will not be entitled to vote. The amount of their shares will be deducted from the share capital for the purposes of calculating the quorum for the meeting. Such shareholders will also not be entitled to dividends or to preferential subscription of new shares or share-convertible bonds.

Once the sum of pending disbursements has been agreed together with interest accrued the shareholder may demand the pending disbursements payment of dividends not overdue, but s/he would not be entitled to demand preferential subscription, if the deadline to demand such a right had already elapsed.

Article 11. Capital Increase

1.                             The share capital may be increased by resolution of the General Meeting with the requirements established by law and in accordance with the different authorized methods. A capital increase may be achieved by issuing new shares or raising the nominal value of pre-existing shares and, in both cases, the consideration may involve monetary or non-monetary contributions, including the offsetting of credits, or the transformation into profits or available reserves. Capital increases may be partly charged to new contributions and partly to reserves.

2.                             If the capital increase were not entirely subscribed within the deadline indicated for this purpose, the capital would be increased by the amount effectively subscribed, except in the case the agreement stated otherwise.

Article 12. Authorised Capital

1.                             The General Shareholders’ Meeting, with the requirements established for amendment of the Articles of Association and within the limits and conditions established by Law, may delegate to the Board of Directors the powers to agree one or several capital increases until the maximum allowed by law, with the time and amount being at its discretion. This delegation may include powers to exclude preferential subscription rights on the issuances of shares subject to the delegation in the terms and with the requirements established by Law.

2.                             The General Shareholders’ Meeting may also delegate to the Board of Directors the powers to execute the adopted resolution to increase share capital, within the limits provided by law, indicating the date or dates on which it is to take effect and to set its conditions in any matters not agreed by the General Shareholders’ Meeting. The Board of Directors may use all or part of the delegation, or even refrain from executing it due to the market conditions, the Company or any fact or event of special significance to justify its judgment on that decision, reporting it to the first General Meeting held after the time allowed for execution is completed.”

Article 13. Pre-emptive Rights and their elimination

1.                        In the cases where share capital is increased with the issue of new shares, the previous shareholders and owners of share-convertible bonds may exercise the right to subscribe a new number of shares proportional to the nominal value of the shares they hold or, in the case of those holding share-convertible bonds, they may exercise their rights to conversion, within the deadline granted by the Board of Directors for this purpose, a deadline which will never be under fifteen (15) days.

2.                             Pre-emptive Rights will not be applicable for previous shareholders and owners of share-convertible bonds when the extension is due to conversion of bonds or other fixed-income securities in shares or, in the case another Company has taken over or part of its assets are split, when the Company has made a takeover bid whose consideration consists of securities to be issued by the Company, either partially or totally.

3.                             The General Shareholders’ Meeting or, if applicable, the Board of Directors, may agree on the total or partial elimination of the preemptive rights in the company’s interest in the cases and under the conditions provided for in the Act.

In particular, it may be understood that there are sufficient company interests to justify the elimination of the preemptive rights when it is necessary to facilitate (i) the acquisition of assets, including stakes in other companies, when this were convenient for the development of the corporate aim; (ii) the placement of new shares on foreign markets; (iii) the raising of resources using placement techniques based on demand forecasts whose aim is to maximize the issue rate of the shares; (iv) new partnership with an industry and/or technology partner; and (v), as a general rule, the completion of transactions which are convenient for Company interests.

Article 14. Capital Reduction

1.                                      Capital reduction may be carried out by decreasing the nominal value of shares, their amortisation or clustering in order to exchange them and, in all cases, its aim will be goals such as the return of contributions, pardon of the obligation to make the outstanding contributions, the creation or increase of reserves, the re-establishment of the balance between capital and Company assets reduced as a result of losses or several of the aforementioned aims at the same time.

2.                                      In the case capital is reduced to return contributions, payment to shareholders may be carried out in kind, either totally or partially, as long as the conditions scheduled in section 5 of Article 62 of the Bylaws are met.

Article 15. Forceful Cancellation

1.                                           The General Shareholders’ Meeting may agree, in accordance with the provisions of the applicable law, to reduce share capital in order to cancel a certain group of shares, as long as such a group is defined in accordance with substantive, homogeneous and non-discriminatory conditions. In this case the measure must be approved by the General Meeting with a majority of both the shares belonging to shareholders from the group affected as well as the shares of the rest of the shareholders remaining in the Company.

2.                                           The amount to be paid by the Company may not be under the mean average share prices at market close on the Stock Markets during the month prior to reaching the agreement to reduce share capital.”

TITLE THREE

BONDS AND OTHER SECURITIES

Article 16. Issue of Bonds

1                                              The General Meeting, in the terms provided by law, may delegate the Board of Directors the power to issue simple or convertible and/or exchangeable bonds. The Board of Directors may use such delegation on one or several occasions and for a maximum five-year (5) term.

2.                                      Likewise, the General Meeting may authorize the Board of Directors to determine the time at which the agreed issuing is to take place, as well as set other conditions not scheduled in the General Meetings’ agreement.

Article 17. Convertible and Exchangeable Bonds

1.                                      Convertible and/or exchangeable bonds may be issued with fixed exchange ratio (determined or determinable) or at a variable exchange ratio. The issue agreement will determine if the ability to convert or exchange is the responsibility of the bondholder or the Company or, if applicable, the conversion is to occur forcefully at a given time.

2.                                      Preferential rights in convertible bonds may be suppressed in agreement with the applicable legal and company bylaws’ rules for the suppression of the right to preferential subscription of shares.

Article 18. Other Securities

1.                                      The Company may issue promissory notes, warrants or other tradable securities which differ from those described above.

2.                                      The General Meeting may delegate the Board of Directors the power to issue such securities. The Board of Directors may use such delegation on one or several occasions and during a maximum period of five years.

3.                                      Likewise, the General Meeting may authorise the Board of Directors to determine the time at which the agreed issue is to take place, as well as set other conditions not included in the General Meeting’s agreement, pursuant to legally established provisions.

4.                                 The Company may also guarantee securities issues carried out by its affiliate companies.

TITLE FOUR

ON COMPANY GOVERNANCE AND ADMINISTRATION

Chapter One

Corporate Bodies

Article 19. Distribution of Responsibilities

1.                                      The Company’s management bodies are the Annual General Meeting, the Board of Directors and the executive bodies created within it.

2.                                      The Annual General Meeting is responsible for decisions concerning those issues which have been attributed to them by Law, by these Articles or by the Shareholders General Meeting Regulations. In particular and purely by way of example, it is their responsibility to decide on the following matters:

a)                           Approve the management report and the annual accounts, and decide upon the distribution of the profits, and the approval of the company´s management.

b)                           Appoint, re-elect, ratify and remove the members of the Board of Directors of the Company and also appoint and remove the liquidators, and, where appropriate, auditors, and the exercise of corporate liability action against any of them.

c)                        Authorize those operations outside the scope of the company’s purpose.

d)                       Amendment of the Articles of Association.

e)                        Increase or reduce the Share Capital.

f)                          Agree on the elimination or limitation of preemptive subscription rights.

g)                           Approve the acquisition, disposal or the transfer of essential assets to another company.

h)                           Approve the transfer of essential activities to subsidiaries, which up until that moment are carried out by the company itself, even though the latter retains full control over them.

The essential nature of the assets or activities referred to will be presumed when the amount of the transaction exceeds twenty five percent (25%) of the value of the assets listed in the last approved balance sheet.

i)                              Decide on the transformation, merger, division, global transfer of assets and liabilities and the transfer of the registered office abroad.

j)                              Approve the dissolution of the Company.

k)                            Approve the final liquidation balance sheet, and approve transactions whose effects are equivalent to the liquidation of the company.

l)                              Approve the Board of Directors remuneration policy as established by the Law.

m)                         Approve the establishment of remuneration systems for Directors and members of senior management, consisting in the delivery of shares or stock options or remuneration indexed to the value of the shares.

n)                           Approve the issuance of bonds and other negotiable securities and the delegation of the power to issue them to the Board of Directors.

o)                           Authorize the derivative acquisition of own shares

p)                           To approve and modify the General Meeting Regulations, on prior proposal by the Board of Directors.

q)                           Any other matters established by Law or these Regulations.”

3.                                      Those responsibilities which are not attributed by law or the Company’s Articles of Association to the Annual General Meeting are tasked to the Board of Directors.

Article 20. Procedure Principles

1.                                      The aim of all Company bodies will be the protection of company interests, with this being understood as the common interest of shareholders.

2.                                      The Company’s bodies will respect a treatment parity principle in their relationship with shareholders.

Chapter Two

On General Meetings

Article 21. General Meeting Regulation

1.                                           The General Meeting is the governing body of the Company and its resolutions are binding on all shareholders, including those who are absent, dissenting, or abstaining from voting and those who do not have voting rights. Excluding the rights of appeal corresponding to them.

2.                             The General Meeting is governed by the provisions of these Articles and the Law. The legal and statutory regulations of the General Meeting will be enforced and completed by the General Meeting Regulations, describing conditions for the convening, preparation, information, attendance, development and exercise of political rights by the shareholders in the General Meeting. The General Meeting Regulations will be approved by the General Meeting, at the proposal of the Board of Directors; it will be registered in the Companies Registry and will be published by the National Stock Exchange Commission.

3.                             The General Shareholders’ Meeting, convened in the regular manner, universally represents shareholders and it will decide by a simple majority vote on the matters included within its scope of responsibilities, except where the law or these Articles establish a greater majority.

4.                             In all matters relating to information, participation and exercise of voting rights at the General Meeting, the Company guarantees at all times, the equal treatment of all shareholders in the same position.

Article 22. Types of General Meetings

1.                                           The General Meeting may be Ordinary or Extraordinary.

2.                                           The Ordinary General Meeting, must meet within the first six months (6) of each fiscal year to, where appropriate, review the company management, approve the accounts of the previous year and decide on the allocation of profits and to approve, where appropriate, the consolidated accounts, and also, deliberate and decide on any other matter within the scope of its responsibilities, always when it is included on the agenda of the notice or is legally allowed, and that the General Meeting is constituted with the share capital required.

3.                                           The Ordinary General Meeting shall be valid even if called or held outside of this period.

4.                                           Any General Meeting other than provided for in the preceding paragraph shall be considered an Extraordinary General Meeting.”

Article 23. Summoning the General Meeting

1.                             General Meetings of Shareholders must be formally called by the Board of Directors of the Company, or where appropriate, by the liquidators of the Company.

2.                             The Board of Directors may call the General Meeting whenever it considers this to be necessary or appropriate for the company’s interest and will be obliged to do so in the following cases: (a) in the event described in section two of the paragraph above in relation to the Ordinary General Meeting; (b) when this is requested by shareholders representing at least three (3%) per cent of the share capital stating the points to be discussed during the Meeting in their request; and (c) when a takeover bid to acquire the Company’s shares is made, and (d) in all cases, on the dates or periods determined by law, these Articles or the General Meeting Regulations.

In the event that shareholders representing at least three percent (3%) of the share capital request the convening of the meeting, the General Meeting must be called to be held within two (2) months following the date on which the Board of Directors would have been notarially required to convene it. The agenda will necessarily include those matters which are the subject of the request.

In the event where a takeover bid is made, the call must be made as soon as possible to inform shareholders about the circumstances of the transaction giving them the opportunity to provide a coordinated response.

3.                                           The notice convening the General Meeting, ordinary or extraordinary, shall be in such a way as to ensure that rapid and non-discriminatory access to information is guaranteed between all the shareholders. To this end, the means of communication will ensure effective distribution of the notice, and, free access for shareholders across the EU.

4.                                           The distribution of the notice shall be made using at least the following means: (i) The Official Gazette of the Companies Registry or one of the most widely circulating daily newspapers in Spain, (ii) the website of the National Stock Exchange Commission (CNMV) and (iii) the Company’s website, at least one (1) month prior to the date fixed for the meeting, except in those cases where the law demands an earlier date.

Notwithstanding the aforementioned, and in order to give greater publicity to the notice, the Board of Directors shall be authorized to publish other listings in those additional resources as it deems necessary.

5.                                           The notice will indicate the name of the Company, the date and time of the meeting on the first call, the date on which the shareholder will have to have his shares registered in the corresponding book entry register in order to participate, the agenda, will set out with appropriate clarity and concision, all of the matters to be dealt with as well as, the position of the person or persons convening the meeting, how and where they can, immediately and free of charge, obtain the full text of the documents and proposed resolutions which are to be made available or submitted for the approval of the General Meeting, including the web page address of the Company on which the information will be available.

6.                                           The notice will contain clear and accurate information of the procedures that the shareholders must follow to participate and vote at the general meeting, including, the following points: (i) the right to request information, to put items on the agenda and to submit proposed resolutions, and the exercise period; (ii) the system for voting by proxy and (iii) the procedures established for voting by distance, either by mail or electronic means.

7.                                           The date of the meeting at the second call, if scheduled, may also be stated. There should be a period of at least twenty-four (24) hours between the first and second calls.

8.                                           When the Company offers shareholders the opportunity to vote via electronic means accessible to all, the Extraordinary General Meetings may be convened with a minimum of fifteen (15) days’ notice. Reducing the period of notice requires the express agreement adopted in the Ordinary General Meeting by at least two thirds (2/3) of the share capital with voting rights, and duration of which shall not exceed the date of the holding of the next Meeting.

9.                                           Notwithstanding the aforementioned, those shareholders who represent at least three per cent (3%) of the share capital, will be able to request the publication of a supplement to the call for the General Meeting of Shareholders, including one or more items on the Agenda whenever the new points go accompanied by a justification or, where appropriate, a justified proposed resolution. Under no circumstances will they be able to exercise this right with regard to the calls of extraordinary meetings.

This right should be exercised through an irrefutable notification which should be received at the address of the Company within the first five (5) days following the publication of the call. Under no circumstances will they be able to exercise this right with regard to the calls of extraordinary meetings; the supplement to a call should be published in the same way as the notice calling the Meeting fifteen (15) days before the date envisaged for the General Meeting.

10.                                    The shareholders who represent at least three per cent (3%) of the share capital will be able, in the same period stated in the previous point, submit resolutions for agreement regarding matters already included or to be included on the agenda of the convened Shareholders General Meeting. The Company will ensure the distribution of these proposed resolutions and where appropriate, any documentation that may be included, to the rest of the shareholders, by publishing it on the Company’s webpage.

Article 24. Time and Location of the Meeting

1.                            The General Meeting will be held at the location indicated in the notice, within the municipality where the Company’s registered office is located (main location if the notice does not include a location, it will be understood that the meeting is to take place at the Company’s registered office.

2.                            Next to the main location, where the General Meeting’s Board will be formed, there may be other places for the meeting to be held, outside or within the municipality where the Company is registered, and which may be attended by interested shareholders. The validity of the General Meeting held in additional locations depends on the clear identification of such locations in the notice and that such places are interconnected with the main location via video-link which allows the recognition and identification of the attendees, the permanent communication and interaction in real time, as well as debate and voting in real time. Those attending in these places will be considered, for all purposes of the General Meeting, as attendees to a single meeting. The meeting will be considered to be convened at the location where the main location is situated.

3.                            Provided there is justified reason, The General Meeting may reach an agreement to delay the meeting for one or several consecutive days, following the proposals of the Board of Directors or a number of shareholders representing, at least, a quarter of the share capital attending the meeting. Irrespective of the number of sessions held, the Meeting will be considered a single meeting, and a single minutes’ document will be created to record all sessions. The General Meeting may, likewise, be suspended temporarily in the cases and manner prescribed in its Regulations.

Article 25. Constitution

1.                            The General Meeting shall be validly convened on the first call with the attendance, either personally or by proxy, of at least fifty per cent (50%) of the subscribed share capital with voting rights. Following a second call, the meeting will be validly convened irrespective of the amount of capital attending.

2.                            If the General Meeting is called to debate amendments to the Articles of Association, including increases and reductions in capital, transformation, merger, division, global transfer of assets and liabilities of the Company or the issue of bonds, the elimination or limitation of preemptive subscription rights the transfer of the registered office abroad it will be necessary, on first call, that shareholders representing at least fifty (50%) per cent of the subscribed share capital with voting rights attend the meeting. Following a second call, the attendance of twenty-five (25%) per cent will be sufficient.

3.                            Shareholders issuing their votes by postal or electronic mail should be counted as attendees when the meeting is convened.

4.                            Absences occurring once the General Meeting has been convened will not affect its validity.

5.                            If to validly adopt a resolution regarding one, or several of the points on the agenda of the notice of the General Meeting, it was necessary, in accordance with the legal or statutory rules applicable, for the assistance of a certain percentage of share capital and this percentage is not reached, or the consent of certain interested shareholders is required and they are not present or represented, the shareholders General Meeting shall be limited to deliberate and decide regarding those items on the agenda that do not require such percentage of the share capital or such shareholders.”

Article 26. Right to attend

1.                            Those shareholders registered as holding any number of shares with voting rights may attend the General Meeting with the right to speak and vote.

2.                            To take part in Meetings, shareholders must register the ownership of shares in the relevant Registry at least five days (5) before the meeting date. Compliance with this requirement will be confirmed by the presentation of a voting card, proxy or distance vote, or an appropriate validation certificate issued by the body responsible for the Share Register or, by any other means which provides, in accordance with current legislation, sufficient proof of registration.

3.                            Members of the Board of Directors must attend General Meetings. Managers, Experts and other individuals who have an interest in the proper management of company’s affairs may be authorised to attend the General Meeting by the Board of Directors. Failure to attend by one or the other will not affect the validity of the General Meeting.

4.                            The Chair of the General Meeting may grant the financial press and analyst’s access to the General Meeting and may, in general, grant access to any individual he deems appropriate. Nevertheless, said permission may be revoked by the Board of the General Meeting.”

Article 27. Representation

1.                            All shareholders with a right of attendance to the General Meeting may be represented by third parties, even when such a person is not a shareholder. Representation shall be granted in writing or using electronic media, and separately for each meeting.

2.                            If representation has been granted following a public request, the power of attorney should include or append the agenda, application for instructions on how to vote and the voting directions for the proxy, in the event no specific instructions have been provided, all of the above is subject, where applicable, to the provisions of the Law.

The provisions in the paragraph above will not be applicable in the event the where the proxy is the spouse, ascendant or descendent of the represented party, nor when the proxy is empowered with a general power of attorney granted with powers to administer the estate the represented party may have in the national territory.

3.                            If representation was made by a public request, the proxy shall not have the right to vote corresponding to the represented shares in those items of the agenda in which there is a conflict interest, unless they had received specific voting instructions from the shareholders for each of the items and without detriment to the possibility of designating another representative for the items.

4.                            There will be a conflict of interest in the cases provided for in applicable legislation. In any case, it is understood that the Directors are in situation of conflict of interest in the cases set out in the applicable law. In this case, unless expressly stated otherwise, when the directors make a public request for representation, the exercise of rights attached to the shares represented shall be exercised by the Chairman of the Board.

5.                            Unless otherwise stated, it will be considered that the shareholder gives precise instructions of affirmative votes to the proposed resolutions formulated by the Board Meeting in every General Meeting.

The delegation may include those items that even though they are not included on the Agenda of the notice, they are dealt with in the General Meeting, considering that unless otherwise stated, the shareholder provides specific instructions so that the proxy abstains. If the delegation had not included them, it will be considered that the represented shareholder instructs his proxy to abstain in the voting of these items.

6.                            Representation may also be granted using remote communication means. In order to be valid, this mode of representation will require that the Company is notified:

(a)              by postal correspondence, sending to the Company to the address included on the notice of the meeting call, a voting card, delegation and distance voting should be signed and completed, or it is sent by other written media which, in the opinion of the Board of Directors and following a previous agreement on this matter, allows for the proper identification of the shareholder granting representation and the delegate appointed, notwithstanding that such card or letter can be delivered in person at the address indicated in the notice convening the meeting or;

(b)              via electronic communication with the Company, accompanied by a copy of the voting card, delegation and distance voting, which details the representation granted and the identity of the proxy, all of the above under the recognized electronic signature of the shareholder represented or another form of identification considered appropriate by the Board of Directors following its prior agreement on these matters, in order to ensure the proper representation granted, the identity of the representative and the represented shareholder and the security of electronic communications.

In order to be valid representation granted or notified by any of the remote communication means described above will have to be received by the Company before midnight (24:00) on the day prior to the date that the General Meeting is scheduled on the first call. The Board of Directors may establish a lower notification period by announcing this on its website.

The provisions of this section regarding the appointment of the representative shall also be applicable to revocation.

7.                            The representative may represent more than one shareholder without limitation as to the number of shareholders represented. When a proxy represents several shareholders, he may cast votes in different directions according to the instructions given by each shareholder.

8.                            Within seven days prior to the date set for holding the meeting, intermediaries must give the Company a list indicating the identity of each client, the number of shares for which the right is exercised to vote on their behalf, and any voting instructions the intermediary has received.

9.                            Intermediary entities appearing as registered shareholders by virtue of the accounting record of the shares but acting on behalf of several persons, may in any case split votes and exercise the vote in various ways complying with the different instructions, if that is how they had received them. Furthermore, intermediary institutions may delegate their vote to each of the indirect holders or third parties designated by them, without limiting the number of delegations granted.

10.                     Representation may always be withdrawn. Personal attendance by the shareholder represented will be equivalent to withdrawing representation granted.

11.                     The Chairman and the Secretary of the General Meeting Board, and whoever they delegate, shall have the broadest powers to verify the identity of shareholders and their representatives, check the ownership and legitimacy of their rights and accept the validity of the voting card, proxy and distance voting or document or accrediting means of assistance or representation.”

Article 28. General Meeting Board

1.                            The General Meeting Board will be comprised of, at least, a Chairman and a Secretary of the General Meeting. Likewise, members of the Company’s Board of Directors may be part of it. Notwithstanding other powers assigned by these Articles of Association or General Meeting Regulations, the Meeting Board shall assist the Chairman of the General Meeting, at their request, in the exercise of their functions.

2.                            The General Board shall be chaired by the Chairman of the Board of Directors and in the case of absence, vacancy or inability, the Vice Chairman, will be appointed.

3.                            If neither of them are present, to act as Chairman of the oldest Member of the Board of directors will do so and, failing that, the shareholder elected by the attendees.

4.                            The Chairman will be assisted by the Secretary. The Secretary of the General Meeting is the Secretary of the Board of Directors and, in the case of vacancy, absence, or inability, the Vice-Secretary. In the absence of the Secretary and Vice Secretary of the Board, the role of Secretary of the General Meeting will be performed by the youngest Board Member and, in his absence, the shareholder elected by the attendees.

Article 29. Attendee List

1.                       Before starting the meeting’s agenda, the Secretary of the General Meeting will create the list of attendees, describing the nature of the representation of each one of them and the corresponding number of own or represented shares. At the end of the list, the number of shareholders, either attending in person or by proxy, will be stated, and those who have issued their votes remotely will be stated separately, as well as the capital they own, specifying the amount which belongs to shareholders with a right to vote.

2.                       The list of attendees will appear at the beginning of the minutes of the meeting or will be attached by means of an annex signed by the Secretary of the General Meeting, with the approval of the Chairman. A list of attendees may also be created on a file or added to a computer-supported media. If this were the case, the media used will be noted in the minutes of the meeting and the appropriate procedure for identification will be attached to the sealed file or supporting media, signed by the Secretary of the General Meeting with the approval of the Chairman.

Article 30. General Meeting Discussions

1.                            Once the attendee list has been created the Chairman, if appropriate, will declare the General Shareholders’ Meeting as validly convened and determine if the meeting may discuss all matters included as items on the agenda or if, on the contrary, one of such items must be restricted.

2.                            The Chairman will submit all matters included in the agenda of the meeting to be debated and will direct debates with the aim of achieving the orderly development of the meeting. For this purpose, the Chairman will have the relevant powers of order and discipline and may expel those interrupting the normal development of the meeting and may even decide to temporarily interrupt the session. Likewise, he may grant the floor to shareholders upon request, withdraw or not grant it, terminate the debate when he deems the matter to have been sufficiently discussed, not included on the agenda or hinders the development of the session, reject proposals made by shareholders during their interventions and adopt measures such as establishing turns or closing the list of interventions. The Chairman, even when attending the meeting, may delegate the management of discussions to the Secretary or the Board Member he deems appropriate.

3.                            Shareholders may request information under the terms described in the Article below.

4.                            Any shareholder may, likewise, take part, at least once (1), in the debate on the items of the agenda.

5.                            Once a matter has been sufficiently debated, the Chairman will submit it to voting.

Article 31. Right to information

1.                       From the date of publication of the notice convening the General Shareholders’ Meeting and up until the fifth day (5th) prior to the meeting at first call, inclusive, the anticipated date for the meeting, shareholders may request in writing for any information and/or clarification they deem necessary on items included in the agenda of the meeting or write out the questions they judge to be pertinent.

In addition, within the same time and manner, shareholders may request clarification or ask questions in writing regarding publicly accessible information provided by the Company to the Spanish Stock Exchange Commission from the date of the last Annual General Meeting and also about the auditor’s report.

2.              During the General Meeting, all shareholders may verbally request the information or clarification that they deem appropriate on the matters included in the meeting’s agenda, from the publicly accessible information provided by the Company to the Spanish Stock Exchange Commission from the date of the last Annual General Meeting and also about the auditor’s report.

3.              The Board of Directors is obliged to provide the information requested in accordance with the two paragraphs above in the manner and within the deadline agreed by Law, unless that information is unnecessary for the protection of shareholder rights, or there are objective reasons to believe that it could be used against the Company or for advertising purposes detrimental to the Company or related companies. Information requested won´t be denied when requested by shareholders representing at least twenty five percent (25%) of the share capital.

4.              Where, prior to the formulation of a specific question, the requested information is available in a clear, explicit and direct manner to all shareholders on the website of the Company under the question-answer format, the Board may limit its reply to refer to the information in that format.

5.              The notice convening the General Meeting shall indicate, where legally required, the right to examine, at the registered office, the information and documents to be made available or subject to the approval of the General Meeting, and the means by which any shareholder may obtain them from the Company, immediately and free of charge.

6.              Valid requests for information, clarification or questions made in writing and answers provided in writing by the Directors will be included on the website of the Company.

7.              From the publication of the notice and until the meeting has been held, the Company shall publish continuously on its website all the information required by law and, among them, the following:

a)                                               The notice convening the meeting.

b)                                               The total number of shares and voting rights at the date of call, broken down by class of shares, if any.

c)                                                Documents to be submitted to the General Meeting and, in particular, the directors, auditors and independent expert’s reports.

d)                                               The full text of the proposed resolutions on each and every point on the agenda or, in relation to informational points, a report by the competent bodies commenting on each of these points. The proposed resolutions submitted by shareholders will also be included as they are received.

e)                                                In the case of appointment, ratification or re-election of members of the Board of Directors, identity, curriculum vitae and position which they each hold, and the proposal and reports required by law. If it is a juridical person, the information included must correspond to the individual who is appointed to permanently exercise the functions of the position.

f)                                                 The forms to be used to vote by proxy and remote means, unless they are directly sent by the Company to each shareholder. In the event that they cannot be published on the website for technical reasons, the Company will indicate how to obtain the forms, which must be sent to any shareholder who requests it.”

Article 32. Voting

1.                       Every item on the agenda will be put to the vote individually. However, if deemed necessary, and within the legal limits, the Chair of the Meeting may resolve that all proposals corresponding to some or all items on the agenda be put to the vote together. In such cases, the result of the vote will apply to each individual proposal as long as none of the persons attending expresses a wish to change his or her vote with respect to any of the items. On the contrary, all amendments expressed by each of the persons attending will be reflected in the minutes along with, consequently, the result for each vote corresponding to each proposal.

In any case, where the appointment, ratification, re-election or removal of Directors and, amending the Articles of Association appear under the same point on the agenda, they must be voted on separately, the modification of each item or group of independent articles.

2.                       The Chair will be responsible for establishing the voting system considered most suitable and for managing the process, in this case, in accordance with procedural rules outlined in the General Meeting Regulations.

3.                       The shareholders or their representatives will be able to vote on the items included on the agenda by means of postal or electronic mail in accordance with the terms set forth in the following article

4.                       The shareholder may not exercise their right to vote corresponding to their shares where the object of the resolution to be adopted is:

a)                       To release him from any obligation or grant a right;

b)                       Provide any financial assistance, including providing guarantees in his favor; or

c)                        Exempt him from the obligations of a duty of loyalty.

d)                       The shares of the shareholder that find themselves in any of these conflicts of interest will be deducted from capital when calculating the majority of votes where necessary.

In cases of conflict of interest other than those provided for in this paragraph, shareholders are not deprived of their right to vote.

However, when the shareholder’s vote or the shareholder caught up in conflict has been instrumental in the adoption of the resolution, if challenged, the burden of proof of compliance according to their interests, corresponds to the Company and, where appropriate, the shareholder or shareholders affected by the conflict,.

Accreditation of the conflict of interest corresponds to the shareholder or shareholders who challenge the resolution. The exceptions to this rule are the resolutions regarding appointment, termination, revocation and the accountability of the Directors and any others of analogous significance, in which the conflict of interest relates exclusively to the position held by the shareholder within the Company. In these cases, the accreditation of the harm to the company interest will correspond to those who challenge the resolution.”

Article 33. Distance voting

1.                            Shareholders with a right to attend and vote may cast their votes on proposals affecting items included in the agenda of any General Meeting via mail or electronic communication by the same means as those found in these Articles of Association for granting representation.

2.                            The vote cast by any of the means provided in these Articles of Association must be received by the Company before midnight (24:00) the day immediately preceding the date set for the Meeting on first or second call, as appropriate. Otherwise, the vote shall be deemed as not issued.

3.                            The Board of Directors is entitled to enforce the provisions above, establishing suitable rules, means and technical procedures to procure votes by remote communication means, complying with the applicable rules dictated to this effect. In particular, the Board of Directors may (i) regulate the use of alternative guarantees to electronic signatures recognized for the issuance of electronic votes and (ii) reduce the prior deadline established in the previous section for the reception on the Company’s behalf of votes issued by postal or electronic mail or any other means of distance communication, accepted by the Board of Directors in accordance with the provisions of these Articles.

In any event, the Board of Directors will take the necessary measures to avoid any possible duplicate votes and ensure that those issuing votes or delegating votes via postal or electronic mail are duly legitimized for this purpose in accordance with Article 26 of the Company’s Articles of Association.

The complementary rules adopted by the Board of Directors pursuant to the provisions of this section will be published on the Company’s website.

4.                            Shareholders issuing remote votes under the terms described in this section will be considered in attendance for the purposes of convening the relevant Meeting

5.                            Personal attendance by the shareholder or their representative to the General Meeting will be equivalent to revoking votes issued by mail or electronic mail.

Article 34. Adopting Resolutions

1.                             The Annual General Meeting, ordinary or extraordinary, shall adopt resolutions by the majority required by the applicable law. Each voting share, either present or by way of representation at the Annual General Meeting, shall have the right to one vote.

2.                             The majority necessary to adopt a resolution will require the favorable vote of a simple majority of the shares with the right to vote, present or by way of representation at the Annual General Meeting, it being understood that a resolution is adopted when you have more votes for than against of the capital present or represented. Except for cases where the Law or these Articles establish a greater majority.

In particular, when at second call shareholders representing twenty-five percent (25%) or more of the share capital with voting rights without reaching fifty percent (50%), the resolutions referred to in Article 25.2 above may only be adopted by the favorable vote of two-thirds (2/3) of the shares represented at the Meeting. When shareholders representing more than fifty percent (50%) attend, it will be sufficient that the agreement is adopted by an absolute majority of the shares represented. “

Article 35. Minutes of the General Meeting

1.                        The Secretary of the General Meeting will record the Minutes of the meeting and, once they have been approved, these will be incorporated in the Minutes Register.

2.                             The Minutes may be approved by the General Meeting at the end of the meeting or, failing that, within fifteen (15) days by the Chairman and two (2) intervening shareholders, one representing the majority and another the minority.

The Minutes may be approved by following any of the two (2) methods described, will be enforceable from the date of their approval and signed by the Secretary with the approval of the Chairman.

3.                             In the event that the presence of a notary is required to draw up the minutes of the Meeting, the notarial minutes will not be submitted for approval, and the resolutions therein may be executed from the date of their conclusion.

4.                             Resolutions of the Board shall be accredited by a certification issued by the Secretary of the Board, or as applicable, the vice Secretary, with the approval of the Chairman or, as applicable, the Vice Chairman.

5.                             Any shareholder voting against a certain agreement has the right to request the recording of their opposition against the resolution adopted.

Chapter Three

On the Board of Directors

Article 36. Board of Directors Regulations

1.                             The Company will be administered by a Board of Directors.

2.                             The Board of Directors will be regulated by applicable legislation and these Articles of Association. The Board of Directors will carry out and fulfill these duties following the relevant Board of Directors’ Regulations, to be reported to shareholders in the first General Meeting which takes place after its adoption or amendment.

The Board of Directors’ Regulations will take into consideration and adapt to the specific circumstances and needs of the Company, as well as the principles and rules contained in the Good Governance recommendations, which are acknowledged at all times. This indication serves merely as a guideline and, under no circumstance, will this deprive the Board of its self-regulatory powers and responsibilities.

3.                             The Regulations will be registered in the Companies Registry and will be published by the National Stock Exchange Commission (CNMV).

4.                             Approval and amendment of the Board of Directors Regulations will require a resolution adopted by a majority of two thirds (2/3) of the Directors present or represented by proxy in order to be valid.”

Article 37. Administrative and Supervisory Powers

1.                             With the exception of items reserved by law or the Articles of Association, the Board of Directors is able to adopt resolutions on all matters, being the highest corporate decision-making body.

2.                             Notwithstanding that the Board of Directors have the broadest powers to manage, direct, represent and administrate the Company, the Board will essentially focus on the definition and monitoring of strategies and general management guidelines to be followed by the Company and the Group as well as on the diffusion, coordination and monitoring of the overall implementation of strategies, policies and guidelines for management of the Company and its Group with the overall objective of creating shareholder value, as a general rule relying on the management team and the management of the ordinary business operations of the Company and its delegated bodies and the management team.

3.                             In any case, decisions related to the following issues will fall under the scope of the responsibilities of the plenary Board of Directors without the option of delegation:

i.                                Its own organization and operation.

ii.                             The notice to call the General Meeting, the preparation of the agenda and the proposal of resolutions.

iii.                          Formulation of the annual financial reports, the management report and the proposal for the distribution of profits as well as the consolidated financial and management reports, and, its presentation to the General Meeting Board.

iv.                         The Board of Directors will formulate any report required by Law, when the operation to which the report refers cannot be delegated.

v.                            Appointment of co-opted Directors and bringing forward to the General Meeting Board proposals in relation to the appointment, ratification, re-election or dismissal of directors.

vi.                         Appointment and removal of the CEO(s) and the establishment of the conditions of their contracts.

vii.                      Designation and renewal of internal Board of Directors’ positions and Committee members.

viii.                   Determination of Directors’ remuneration in accordance with the proposal of the Appointments and Remuneration Committee.

ix.                         Formulation, of the Directors Remuneration Policy Report in accordance with the applicable law and corporate governance recommendations following a favorable report previously issued by the Appointments and Remuneration Committee.

x.                            Interim dividend payments.

xi.                         Announcement of any takeover bids regarding securities issued by the Company.

xii.                      Approval and amendment of the Board of Directors Regulations governing its organization and internal operations.

xiii.                   Formulation of the Annual Corporate Governance Report

xiv.                  Exercising the powers delegated by the General Meeting Board when the option for delegation is not available and to exercise any functions given to it at the General Meeting, unless sub-delegation had been expressly authorised.

xv.                     The approval, following the previous report of the Appointments and Remunerations committee, of operations of the Company or the companies of the Group carried out with the Directors, in accordance with the applicable regulations, or those operations, with shareholders, individually or jointly with others, of a significant participation including shareholders represented on the Board of Directors of the Company or other companies of the Group or with persons related to them. Directors that are affected or represented or are related to affected shareholders, will not participate in the deliberation and vote of such an agreement with the exception of those transactions established by the Law in each instance.

Approval of the Board of Directors won’t be required, following the previous report of the Amendment and Remuneration Committee, for the related party transactions completed by the Company when the three following conditions are simultaneously present: (i) they are carried out under contracts with standard conditions and wholly dedicated to a large number of clients, (ii) are carried out with generally established prices by the supplier of the goods or services in question and, (iii) where the amount does not exceed 1% of the company’s annual revenues.

xvi.                  Approval of any kind of investments or transactions which, by their amount or special characteristics, are strategic or have a special tax risk, unless their approval corresponds to the General Meeting Board.

xvii.               Entering into any contract or formation of any legal relationship between the Company and a third party valued at more than 80,000,000 Euros, unless their approval corresponds to the General Shareholders Meeting.

xviii.            Determination of the general policies and strategies of the Company, in particular:

a)                  Approval of annual budgets and the strategic plan, if any.

b)                  Approval and supervision of the management objectives and the dividend policy.

c)                   Approval and supervision of the investment and financing policy.

d)                  To determine the Groups Corporate Structure in which Mediaset España Comunicación is the parent Company.

e)                   Approval and supervision of the Corporate Governance policy of the Company and the Group.

f)                    Approval and supervision of the Corporate Social Responsibility policy.

g)                   Approval of the Executive Directors remuneration policy to be voted on at the General Shareholders Meeting.

h)                  Approval of the Company´s treasury stock policy.

xix.                  To determine the Company´s tax strategy.

xx.                     Perform an evaluation of the Company’s Executive Directors.

xxi.                  Monitoring the effective functioning of the constituted Committees and the performance of the delegated bodies and managers who were designated.

xxii.               Approval and monitoring of the control and risk management— including tax- policy and the internal information and control systems, following the previous report of the Audit and Compliance Committee report.

xxiii.          The appointment and removal of senior management who report directly to the Board of Directors or one of its members. Also, the establishment of the basic contractual terms, including their remuneration.

xxiv.           Approval of financial information that the corporation must periodically publish at the request of the Audit and Compliance Committee.

xxv.              Approval of the of interests in special purpose vehicles or entities resident in countries or territories designated as tax havens, as well as any transaction or operation of a similar nature that, due to its complexity, may impair the transparency of the group

xxvi.           The authorization or exemption of obligations arising from the duty of loyalty in accordance with regulations established by Law on the authorization or exemption.

xxvii.        The creation, organisation and supervision of an internal channel for complaints.

xxviii.     Any other issues that the Board of Directors Regulations reserves for that body as a whole.

4.                            Where urgent circumstances are duly justified, it may take decisions relating to the matters in paragraphs i, xii, xv, xvi, xviii a), b xviii), xviii c), xviii d), xviii e), xviii f), xix, xxii, xxiv xxv and above, by the Executive Committee or the Chief Executive Officer, to be ratified at the first Board of Directors Meeting held after the decision is taken.

5.                            The Board of Directors shall conduct an annual evaluation of its performance and that of its committees, and propose on the basis of the result of the evaluation, an action plan to correct identified deficiencies. The result of the assessment shall be recorded in the minutes of the meeting or will be added as an attachment.”

Article 38. Representation Powers

1.                            Representing the Company in and outside court is the responsibility of the Board of Directors, acting jointly.

2.                            The Secretary of the Board of Directors has the necessary representation powers to record General Meeting and Board of Directors’ agreements as public documents and request their recording in the commercial registry.

3.                            Representation powers of delegate committees will be governed by the provisions of the relevant delegation agreement. In the absence of indications otherwise, it will be understood that representation powers are granted jointly to managing directors and, in the case the delegate body were an Executive Committee, to the Chairman of the committee.

Article 39. Number of Members of the Board of Directors

1.                            The Board of Directors will comprise a minimum of eleven (11) and a maximum of nineteen (19) members.

2.                            It is the responsibility of the General Meeting to determine the number of members of the Board. For these purposes, the board will proceed to set this number via an express agreement or, indirectly, by creating vacancies or not, or the appointment of new Board members or not, within the maximum and minimum limits established in the paragraph above.”

Article 40. Qualitative structure of the Board of Directors

1.                            The Board members shall be classified as executive or non-executive, and within them distinguishing between proprietary, independent or other external, all of which are in accordance with the provisions of the Act and the Board Regulations.

2.                            The nature of each Board Member shall be justified by the Board of Directors before the General Meeting which must make or ratify the appointment or agree on the re-election and to maintain or, if necessary, amend the Annual Corporate Governance Report following a previous report from the Appointments and Remuneration Committee.

3.                            The General Meeting will ensure that in the make-up of the Board of Directors the number of external or non-executive Directors is larger than the number of executive directors.

4.                            The General Meeting shall also see that the majority group of external directors includes owners or representatives of significant stable shareholdings in the capital of the company, or they have been appointed due to their position as shareholder of the company (Proprietary director) and persons that, being appointed as a result of their personal and professional qualities may perform their duties without being influenced, due to the relationships with the Company or Group, by the significant shareholders or its directors (Independent directors).

5.                            The provisions in the sections above do not affect the sovereignty of the General Meeting nor do they ameliorate the efficiency of the proportional system, which it is mandatory to follow in the event the share grouping described in the Law was to occur. Nevertheless, it is binding for the Board of Directors which, exercising its powers to make proposals to the General Shareholders’ Meeting and to co-opt to fill vacancies may not deviate from these guidelines.”

Article 41. Appointment of Directors

1.                            Directors will be appointed following the agreement of the General Meeting, notwithstanding when the appointments is made using the proportional system adopted under the requirements established in the applicable law.

2.                            The position of Board member may be waived, revoked and reappointed once or more times. The appointment of the director shall take effect upon its acceptance.

3.                            Should vacancies arise during the term of office the directors were appointed for, the Board may appoint persons for these posts from among the shareholders until the first General Meeting takes place. Likewise, if vacancies arise once the General Meeting is convened and before it’s held, the Board of Members shall appoint a Director until the next General Meeting is held.

4.                       Persons who are involved in any incompatibility or prohibition provided for in the Act, Articles of Association or the Board of Directors Regulations may not be appointed as Directors.”

Article 42. Board of Directors’ Positions

1.                            Following the previous report of the Appointments and Remuneration Committee, The Board of Directors, will appoint a Chairman and optionally, a Vice-Chairman. The Vice-Chairman will substitute the Chairman in the case of vacancy, absence or inability to attend.

2.                            The Chairman of the Board of Directors, is responsible for the effective functioning of the Board, he shall convene and preside over the Board meetings, setting the agenda, exercising high institutional representation of the Company and will be responsible for the effective functioning of the Board, ensuring, with the collaboration of the Secretary, that board members are previously provided with, and in good time the information necessary to discuss the points on the agenda, directing discussions and debate and stimulating debate and the active participation of Directors during Board meetings, protecting their freedom to take a position an expression of opinion.

3.                            Furthermore, the Chairman of the Board of Directors shall organize and coordinate with the Chairmen of the Board Committees, the performance and periodic evaluation of the Board of Members and its Committees.

4.                            The Board of Directors may also appoint, upon prior proposal of the Appointments and Remuneration Committee, one of the independent Directors as Independent Director Coordinator and shall do so, in any case, with the abstention of Executive Directors when the Chairman holds the position of executive Director.

5.                            Likewise, the Board of Directors shall appoint, following the previous report from the Appointments and Remuneration Committee, a Secretary and, it is also entitled to appoint, a Deputy Secretary. It is not necessary to be a Director for this appointment and in which case they shall have voice but no vote at the Board meetings.

The removal of the Secretary and, where appropriate, the Vice-Secretary or Vice-Secretaries, also requires the prior report of the Appointments and Remuneration Committee.

The Secretary will assist the Chairman in his tasks and he should also ensure the proper operation of the Board taking care, in particular, of providing the necessary advice and information to Directors, maintaining Board of Directors documents, reflecting the development of meetings suitably in the Minutes book and attesting its contents and the resolutions adopted; and assist the Chairman in providing the Board members with the relevant information to exercise their function in sufficient time and in the appropriate format.

The Secretary will take care of the formal and material legality of the Board’s actions, ensuring that it is accordance with the applicable law and these Articles of Association as well as any law and guarantee that its procedures and the rules of governance of the Company are respected.

6.                       The Chairman, Vice-Chairman and, if applicable, the Secretary or Vice-Secretary or Vice-secretaries of the Board of Directors who are re-elected as members of the Board of Directors following the agreement of the General Meeting will continue to exercise the roles that they held on the Board of Directors, without the need to be elected again and notwithstanding the powers of revocation of these posts which correspond to the Board of Directors.”

Article 43. Convening the Board of Directors

1.                            The Board will be convened by the Chairman either at his own discretion, when deemed convenient, or following the request of at least three (3) board members or the Independent Director Coordinator, where appointed. The board members who represent at least a third (1/3) of the Board may convene the board specifying the agenda, to be held at the registered office if, by previous request to the Chairman, without any justifications, he has not called the meeting within one (1) month.

2.                            Notice of ordinary meetings shall be sent to each board member personally by letter, fax, telegram or e-mail or by any other means which allows for receipt; it shall be signed by the Secretary or Vice-Secretary on order of the Chairman. The notice shall be sent a minimum five (5) days prior to the date of the meeting. However in extraordinary situations, the Board of Directors can meet immediately by telephone or by any other means.

3.                            The notice shall always include the agenda for the meeting, with all relevant information duly prepared and summarized.

4.                       Without prejudice to the abovementioned, the Board of Directors shall be validly constituted without the need for notice if all the members are present either personally or by representation, and unanimously accept that the meeting be held and the points listed on the agenda.”

Article 44. Board of Directors’ Meetings

1.                            The Board of Directors will meet at once every quarter and on as many other occasions as deemed appropriate by the Chairman for optimal functioning of the body. An exception to the above is the Chairman’s obligation to call meetings, as described in the previous article.

2.                            The Board meeting may be held simultaneously in various rooms and locations, if and when audiovisual media or telephones assure the recognition and identification of the attendees, permanent communication among the attendees regardless of where they are, and participation and voting, all of which in real time, and as such, assuring the unity of the act. In this case, the system of connectivity will be stated in the notice of the meeting and, where applicable, the places where the necessary technical means are available to attend and participate in the meeting. Attendees at any of the sites shall be deemed for all purposes relating to the Board of Directors, as having attended the same single meeting. Resolutions shall be considered adopted in the place where the Chairman is sitting.

3.                            The Board shall meet in the corporate offices or in the place or places, in Spain or abroad, indicated by the Chairman. On an exceptional basis, if no Director objects, the session may be held in writing and without a physical meeting. In this latter case, directors may submit their votes to the Secretary of the board or whoever assumes his duties, by email, as well as any considerations they wish to have included in the minutes.

4.                            The Chairman of the Board of Directors may invite to the Board meetings or certain points on the agenda, all those persons who can contribute to better inform the Directors.”

Article 45. Conduct of the Meetings

1.                            Meetings of the Board of Directors will be validly convened when the majority of its members are present, either personally or through a representative.

2.                            Directors should attend the meetings personally. However, the Directors who cannot attend the meeting may be represented at the meeting by another director.

Representation shall be granted in writing and specifically for each meeting and must be communicated to the Chairman or the Secretary by any means allowing for its receipt. Non-executive directors may only delegate their representation to another non-executive director.

3.                            Directors may intervene in the deliberations of the Board, speaking and making the proposals they deem convenient on the different matters included in the agenda.”

Article 46. Adoption of resolutions within the Board of Directors Meeting

1.                            Resolutions shall be adopted by an absolute majority of the directors attending.

2.                            Except when the Law, the Articles of Association or, where applicable, the Board of Directors Regulations require a greater majority. In this sense, when dealing with the permanent delegation of any power of the Board to an Executive Committee or to one or more Managing Directors, the appointment of the Directors who hold such positions, the appointment of the Chairman of the Board of Directors when he is executive, approval of contracts between the Directors with executive functions and the Company, the favorable vote of at least two-thirds (2/3) of the Board members is required. Furthermore, the amendment of the Board of Directors Regulations requires the affirmative vote of two thirds of the members of the Board present or represented at the meeting.”

Article 47. Minutes of the Board Meeting

1.                        Resolutions of the Board shall be recorded in the minutes, which shall be transcribed or recorded in the Minutes of the Board book. Minutes shall be approved by the Board at the end of the meeting or in the following meeting. The minutes shall also be approved by the Chairman and two (2) Directors named for said effect in the corresponding meeting.

2.                        Upon approval, the minutes shall be signed by the Secretary of the Board meeting, with the approval of the person who chaired it. In the event of a vacancy, absence or that it is impossible for the individuals mentioned to attend the meeting, they shall be substituted by the individuals set by the Law, or these Articles of Association.

3.                        Resolutions of the Board shall be accredited by certification issued by the Secretary of the Board, or as applicable, the Vice Secretary, with the approval of the Chairman or, where applicable, the Vice Chairman.

Chapter Four

On Executive and Consultation Bodies

Article 48. Delegates and Advisory Bodies of the Board

1.                            The Board of Directors will elect an Executive Committee from its members and appoint one or several CEO’s, establishing which directors are to hold these posts. Likewise, the Board may appoint other Committees to which it entrusts responsibilities concerning certain affairs or matters.

2.                            Notwithstanding the delegation of powers referred to in the section above, the Board will form, in any case, two internal Committees, one for Audit and Compliance and the other for Appointments and Remuneration of Directors, with the powers legally established in these Articles, in the Board Regulations and, where appropriate, in the actual Committee’s Regulations, and any such other committees deemed necessary or advisable for the better performance of its functions, appointing its members and establishing the functions to be assumed by each.”

Article 49. The Executive Committee

1.                            The Executive Committee shall be formed with the members of the Board of Directors, except when the opposite is determined by the Board, it shall have all the powers inherent to the Board, except those which, pursuant to law or the Articles of Association, cannot be delegated.

2.                            The Executive Committee will be comprised of the Board Members that the Board itself appoints with two-thirds (2/3) of its members voting in favor, following the previous proposal of the Appointments and Remuneration Committee and it will be renewed within the deadline, in the manner and with the number of members determined by the Board of Directors.

3.                            The Executive Committee will be made up of a minimum of four (4) members and a maximum of eight (8) members, establishing the number of members under the limits referred corresponds to the Board, as well as their appointment. In any case, the Chairman of the Board of Directors will be a member of the Executive Committee and chair its meetings, and the Vice-Chairman, if applicable, and the CEO(s) will also be members. The Executive Committee’s Secretary will be the Secretary of the Board of Directors and, in his absence, the Vice-Secretary. In the absence of both of the above, the Secretary’s duties will be performed by a member of the Executive Committee appointed by those attending the Executive Committee meeting in question.

4.                            The Executive Committee shall meet at least four (4) times per year and as many other times as the Chairman considers appropriate. The Chairman may also decide to suspend any of the ordinary meetings when he considers it appropriate. The Executive Committee will deal with all matters the Board of Directors has powers over and which, in the opinion of the Committee, are to be solved without delay except those matters which cannot be delegated by the Law, these Articles of Association and the Board of Directors Regulations. Resolutions adopted by the Executive Committee will be reported to the Board of Directors at its first meeting.

5.                            The Company’s Articles of Association and the Board Regulations relating to the operation of the Board, shall apply to the Executive Committee, insofar as they are not incompatible with its specific nature”

Article 50. Audit and Compliance Committee

1.                            Following the previous proposal of the Appointments and Remuneration Committee, The Audit and Compliance Committee will be appointed from within the Board of Directors with a minimum of three (3) and a maximum of seven (7) Directors, the Board of Directors is responsible for establishing the number of members and their appointment within the limits referred to, all of them non executives, , at least two (2) of those, independent Directors and one (1) of these independent Directors shall be appointed based on their knowledge and experience in accounting, audit or both matters.

2.                            The Chairman of the Audit and Compliance Committee shall be appointed by the Board of Directors from its independent directors and shall be replaced every four (4) years. He may be re-elected after a period of one (1) year has elapsed since he stepped down.

The Audit and Compliance Committee shall have a Secretary, who does not have to be a member of the Committee, and will be appointed by the committee.

3.                            The Audit and Compliance Committee will have, at least, the following duties:

(a)                       Submit to the Board of Directors the proposals for selection, appointment, reappointment and replacement of the external auditors and its contract terms.

(b)                       To obtain regular information from the external auditor on the audit plan and its implementation, as well as preserving its independence in the exercise of their duties.

(c)                        Monitor the effectiveness of the Company’s internal control, internal audit and risk identification systems, control and risk management, including tax, and discuss with the auditor any significant weaknesses in the internal control system detected whilst carrying out the audit.

(d)                       Prior to the issuance of the audit report, issue an annual report which shall state an opinion on the independence of the auditor. This report shall contain, in all cases, the evaluation of the provision of additional services referred to in the following letter j), considered individually and collectively, separate from the statutory audit and in relation to the independent status or the rules governing the audit.

(e)                        Reviewing the Company’s accounts, supervising compliance with legal requirements and the correct application of accounting standards applicable in Spain and the International Accounting Standards (IAS), and issuing opinions on any proposals by management to modify accounting standards and criteria.

(f)                         Evaluate the results of each audit and the response of the management team to Auditors’ recommendations; and mediating, as well as acting as arbitrator, in the event of disagreement between management and the Auditors regarding the applicable principles and criteria in preparing the financial statements.

(g)                        Supervising the preparation and presentation process of the required financial information, oversee the internal audit and review the appointment and replacement of those who are in charge.

(h)                       Supervising compliance with the auditors’ contract and seeing that the auditor’s opinion on all financial statements and principal contents of the auditor’s report are drafted clearly and precisely.

(i)                           Monitor and report, in advance, to the Board of Directors on all matters under the Act, the Articles of Association and Regulations of the Board, and in particular on:

1º the financial information that the Company must publish periodically, and

2º the creation or purchase of holdings for special purposes or located in countries or territories designated as tax havens

(j)                          Establishing the appropriate relationship with the external auditor in order to receive information on any matters that may place the auditor’s independence at risk, to be examined by the Committee, and any other matters related to the auditing process, as well as any other notices specified in t h e auditing law and rules. In any case, they should receive the external auditor’s declaration of independence annually, in relation to the entity or entities related to this directly or indirectly, as well as information of any additional services rendered and the correspondent fees received from these entities by the external auditor or by persons or entities related to it in accordance with the provisions of the auditing legislation.

(k)                       Inform the General Shareholders Meeting on the issues raised relating to the matters that fall under the areas of responsibility of the Committee.

(l)                           Inform the Board in advance of the approval and modification of the Company’ and its Groups Internal Codes of Conduct, in particular the Stock Market Internal Code of Conduct as well as its internal regulations subject to the approval of the Board.

The internal body responsible for regulation compliance shall periodically inform the Audit and Compliance Committee, on the performance of its functions. Likewise, the Audit and Compliance Committee shall inform the Board in advance, on the regulations, procedures or internal programs for risk control of regulation compliance, proposed or adopted by the internal body responsible for compliance of regulations within the limit of its powers.

(m)                   Supervise the compliance with the actions and measures resulting from the reports or inspection activities of the administrative authorities of supervision and control.

(n)                       Be aware of and, if necessary, respond to the initiatives, suggestions or complaints raised by shareholders regarding the Committee´s functions and those referred by the Board of the Company.

(o)                       Report on proposals to amend the Board of Directors Regulations prior to their approval by the Board of Directors.

(p)                       Supervise the establishment and performance of the internal complaints channel.

(q)                       Any other tasks conferred to it by these Articles of Association o r the Board of Directors Regulations.

That which is established in letters a), b), d) and j) of this subsection, shall be understood without prejudice to the auditory regulations.

4.                            The Audit and Compliance Committee shall meet at least once (1) every quarter, and as often as necessary, upon being convened by the Chairman, at his own discretion, or following the request of at least three (3) members of its own, or of the Executive Committee or the Board of Directors.

5.                            The Audit and Compliance Committee shall be deemed to be validly convened when at least one half plus one of its members are present personally or represented by proxy. Its resolutions shall be approved by a majority of those attending. In the event of a tie, the Chairman has the casting vote.

6.                            The Audit and Compliance Committee will submit an Annual Report of its activities for the approval of the Board of Directors and this report will be used for the annual evaluation of the Board of Directors.

7.                            The Board of Directors may develop and complete the rules above in its Regulations, in accordance with the provisions of the Law and the Articles of Association”.

Article 51. Appointments and Remuneration Committee

1.                            The Appointments and Remuneration Committee will be appointed from within the Board of Directors with the minimum membership of three (3) and a maximum of five (5) Directors. The Board of Directors is responsible for setting the number of members and their appointment within the limits referred to, following a proposal from the Committee itself. All members of this Committee must be non-executive directors, at least two (2) of those, independent Directors.

2.                            The Chairman of the Appointments and Remuneration Committee s h a l l b e appointed by the Board of Directors from among its independent directors.

The Appointments and Remuneration Committee shall have a Secretary, who does not have to be a member of the Committee, and will be appointed by the Committee.

3.                            The Appointments and Remuneration Committee will have, without prejudice of the other functions established by the Law, the Articles of Association or, in accordance with those, the Board of Directors Regulations, at least, the following responsibilities :

(a)                       Evaluating the powers, knowledge and experience necessary in the Board of

Directors. For this purpose, protecting the integrity of the selection process for CEO’s and senior executives, defining the necessary functions and abilities of the candidates which will fill a vacancy, ensuring that candidates meet the profile of the post and, in particular, making proposals to the Board with regard to the appointment and removal of Directors, either by co-optation, or by the proposal of the Board to the Annual General Meeting, evaluating the necessary time and dedication to perform their duties and proposing to the Board which members should belong to each Committees.

(b)                       Establish an objective for the representation of the underrepresented sex on the Board of Directors and develop guidance on how to achieve that objective.

(c)                        Submit to the Board of Directors proposals for the appointment of independent Directors for their appointment by co-optation or to be submitted for approval to the Annual General Meeting, as well as proposals for re-election or removal of such Directors by the Annual General Meeting.

(d)                       Report on the proposals for the appointment of the remaining Directors for their appointment by co-optation or to be submitted for approval to the Annual General Meeting, as well as proposals for re-election or removal by the General Meeting of Shareholders.

(e)                        Report on proposals for appointment and removal of senior executives and the basic terms of their contracts.

(f)                         Report on the appointment of the Chairman and Vice Chairman of the Board of Directors; and report on the appointment and dismissal of the Secretary and, where appropriate, the Vice Secretary of the Board of Directors.

(g)                        Examine and organize the succession of the Chairman of the Board and Chief Executive Officer of the Company and, if necessary, make proposals to the Board for the said succession to occur in an orderly and planned manner.

(h)                       Propose, to the Board of Directors, the remuneration policy for senior managers and directors or those who carry out their senior management functions directly under the Board, the Executive Committee or the CEO’S, as well as individual remuneration and any other contractual conditions of

Executive Directors.

(i)                           Ensure compliance by the Directors of their obligations and duties under the Board of Directors Regulations.

(j)                          Inform the Board of Directors of transactions with related parties in advance.

(k)                       Ensure remuneration transparency and the inclusion of information referring to Directors remuneration and to this effect, submit to the Board the appropriate information in the Annual Report, the Annual Corporate Governance Report and the Directors’ Annual Remuneration Report.

(l)                           Any other tasks conferred by these Articles of Association or the Board of Directors Regulations.

4.                            The responsibilities of the Appointments and Remuneration Committee are merely consultative and for proposals.

5.                            The Committee shall meet as often as necessary, upon being convened by the Chairman at his discretion or in response to a request by three (3) Committee members, the Executive Committee or the Board of Directors. In any case, it shall meet twice (2) a year to prepare the information on directors’ remuneration that is to be approved by the Board of Directors and included in its annual public documentation

6.                            The Appointments and Remuneration Committee shall be deemed to be validly convened when at least one half plus one of its members are personally present or represented by proxy. Its resolutions shall be approved by a majority of those attending. In the event of a tie, the Chairman has the casting vote.

7.                            The Board of Directors may develop and complete the rules above in its Regulations, in agreement with the provisions of the Law and the Articles of Association.”

Chapter Five

Directors’ Articles

Article 52. General Duties of Directors

1.                            The duty of Directors is to guide and control the management of the Company with the objective of maximizing its value to the benefit of its shareholders.

2.                            When carrying out their duties, Directors m u s t act with the diligence of a prudent corporate agent, considering the type of position and the duties attributed to it. Specifically, they are obliged to: (a) require the appropriate and necessary information of company operations and adequately prepare for Board meetings as well as meetings of committees to which they belong and fulfill their obligations properly; (b) attend meetings of bodies to which they belong and participate in discussions; (c) carry out tasks assigned by the Board of Directors and related bodies, as long as they are reasonable and within the sphere of their duties; (d) to report and transfer any irregularity in the management of the Company which they have been notified o f and monitor risk situations; (e) urge, if applicable, those persons with the capacity to call an extraordinary Board meeting or to include any points considered necessary for discussion at the next meeting; (f) oppose any resolutions not in line with current legislation, the Articles of Association or the company interest and to request that their position be reflected in the minutes when it is considered suitable for the protection of the company’s interests; (g) inform the Board of Directors of any lawsuits in which they are involved and their developments; and (h) report to the Appointments and Remuneration Committee on its other professional occupations and in particular on its participation in other Boards of Directors.

3.                            Directors are also obliged to conduct themselves in their relationship with the Company with the loyalty of a faithful representative, acting in good faith and in the best interest of the Company. The duty of loyalty obliges them to put the interests of the Company before their own and specifically, to comply with the regulations outlined in the applicable rules and in the Board of Directors Regulations.

4.                            The Board of Directors Regulations shall detail the specific obligations of Directors derived from their duties of office, with particular attention being paid to situations of conflicts of interest.”

Article 53. Information and Inspection Powers

1.                            Directors have the widest possible powers to gather information on any aspects concerning the Company, as well as to examine its books, registers, documents and any other precedents of company’s operations or to inspect all of the company’s premises and communicate with the Company’s senior managers, having the duty to require and the right to obtain the adequate and necessary information from the Company, that will serve to fulfill its obligations.

2.                            The exercise of information powers will be managed through the Chairman, or the Secretary of the Board of Directors.”

Article 54. Directors Term of Office

1.                            Each director will be elected for a four-year (4) term, with the possibility of re- election one or more times for the same period(s) of duration. Once the term is concluded, the appointment will expire once the next General Meeting is held or the legal term for calling the next General Meeting has expired.

2.                            Independent directors will be able to hold their appointments for a maximum term of twelve (12) years, without the option for re-election upon completion of this term except with a reasoned report in favor of the same from the Appointments and Remuneration Committee.”

Article 55. Removal of Directors

1.                            Directors will leave their positions when it has been so decided at a General Meeting, when they give notice of their termination or resignation to the Company and upon completing the term for which they were appointed. In this last case, termination will become effective on the date of the first General Meeting.

2.                            Directors must offer to resign from the Board of Directors and if considered necessary, formalize their resignation in the following cases: (a) upon reaching eighty (80) years of age; (b) upon termination of their appointments as executives in association with which they were appointed to the Board of Directors; (c) when, due to unforeseen circumstances, they are found to be involved in any of the incompatible or prohibited situations applicable; (d) when the Appointments and Remuneration Committee issues a serious warning for infringing their duties as directors; (e) when their presence on the Board may put at risk, for any reason, directly, indirectly, or through the persons related to them, the loyal and diligent exercise of its functions in accordance with the interests of the Company or negatively affect the credibility and reputation of the Company; or (f) when the reasons for which they were appointed cease to exist.

3.                            When directors voluntarily resign before completion of the term, they must send a letter to all the members of the Board of Directors setting out the reasons for this resignation. Similarly, the Company must communicate the resignation to the Spanish Stock Exchange Commission as a relevant fact and explain the reasons behind the resignation in the Annual Corporate Governance Report.”

Article 56. Directors’ Remuneration

1.                            The directors, as members of the Board, shall be entitled to receive remuneration from the Corporation. Remuneration will consist of a fixed annual amount and per diem allowances. The maximum amounts to be paid by the Company to the Directors for its duties shall be determined by the General Meeting. Said amounts, unless modified at a General Meeting, will be incremented on an annual basis according to the Consumer Price Index. The determination of the exact amount to be paid out within this limit and its distribution amongst the various directors lies with the Board of Directors.

2.                            In addition, Directors who are attributed with executive functions within the Company shall be entitled to receive, for this concept, remuneration for providing these functions consisting of: (a) a fixed amount regarding the obligations and responsibilities assumed; (b) a variable amount, correlated to a performance indicator of the contributions as director or to the company; and (c) a benefit-related amount for welfare and insurance purposes.

The value of the remuneration figures making up the fixed portion, the types and calculations of the variable component (that in no case may comprise shares in company earnings) and the benefit provisions shall be determined by the Board of Directors in accordance with the remuneration policy of Directors adopted by the General Meeting based on the previous report from the Appointments and Remuneration Committee.

The remuneration of executive Directors for the provision of its functions will be included in a contract concluded between each executive Director and the Company, which must be previously approved by the Board of Directors with the favorable vote of at least two-thirds (2/3) of its members and shall be incorporated as an annex to the minutes of the meeting. The Director concerned shall not attend the deliberation or participate in the vote.

3.                            The Board will ensure that the remuneration takes into consideration the functions, responsibilities and level of commitment of each Director, membership of any Board Committees and any other circumstances considered to be relevant. In this regard, the Chairman of the Company when not assigned executive functions, may receive complementary remuneration as approved by the Board of Directors due to the dedication required by the post.

4.                            The remunerations in the financial year awarded under this article will be reflected in the Annual Report to be approved by the Ordinary General Meeting as provided for by Law or the regulations.

5.                            The remuneration of all Directors (both those who carry out executive functions and external directors) may include, in addition to the amounts determined in the preceding paragraphs, the granting of shares or stock-option rights or remunerations indexed to the value of the shares.

Decisions regarding whether the remuneration package will include corporate shares or option rights or remunerations indexed to the value of the shares will be adopted at the General Shareholders’ Meeting. The resolution will include the maximum number of shares to be assigned to each year by this form of remuneration, the strike price or the price calculation system for exercising the stock option rights and the value of the shares takes the duration of the plan as reference.

6.                            The Corporation is authorised to contract liabilities insurance for its Directors.

7.                            Directors’ remuneration will be in accordance with their dedication to the Company and shall be reasonably proportional to the importance of the Company, the economic situation at all times and the market standards of comparable companies. The remuneration system established should, be aimed at promoting profitability and long term sustainability of the Company, and incorporate the necessary precautions to avoid excessive risk and reward of unfavorable results.

8.                            The Directors remuneration will be individually reflected in the Annual Report, endeavoring to include, in each case, information about its composition, it will also be included in the Annual Remuneration Report that will be submitted to the vote of the General Meeting with advisory capacity, without prejudice to the approval by the General Meeting of the remuneration policy of Directors at least every three (3) years.”

TITLE FIVE

CORPORATE GOVERNANCE REPORT AND WEBSITE

Article 57. Annual Corporate Governance Report

1.                            The Board of Directors, following the previous report of the Audit and Compliance Committee, will approve an Annual Corporate Governance Report for the Company including the legally required terms, as well as any other information it deems necessary.

2.                            The Corporate Governance Report will be approved before the publication of the notice convening the Company’s Ordinary Annual General Meeting and it will be put at the disposal of shareholders together with the rest of the documents for the General Meeting.

3.                            Additionally, the Annual Corporate Governance Report will be published in accordance with the applicable securities market regulations and in any case must be communicated to the Spanish Stock Exchange Commission, enclosing a copy of the document.”

Article 58. Website

1.                            The corporate website of the Company is www.telecinco.es and it will contain all the information required by the applicable regulations. The Board of Directors will be responsible for the modification, removal or deletion of the corporate website.

2.                            In any case, the website will include, at least, the following documents:

(a)                       The Articles of Association.

(b)                       Latest approved Financial Statements, both individual and consolidated.

(c)                        The General Meeting Regulations.

(d)                       Board of Directors’ Regulations and, if applicable, the regulations of the Board of Directors Committees.

(e)                        The Annual Report and the Internal Code of Conduct on relations with the Stock Exchange.

(f)                         The Annual Corporate Governance Reports.

(g)                        The Annual Remuneration of Directors Reports.

(h)                       All documents pertaining to the Ordinary and Extraordinary General Meetings with information on agendas, the proposals of the Board of Directors, as well as any information that may be required by shareholders in adopting their voting decisions within the period stipulated by the Spanish Stock Exchange Commission.

(i)                           For each resolution put to the vote at the General Meeting it must be determined, at least, the number of shares for which valid votes have been cast, the proportion of capital represented by those votes, the total number of valid votes, the number of votes in favor and against each resolution and, where applicable, the number of abstentions.

(j)                          The Annual Financial Statements corresponding to the last five (5) years.

(k)                       The semiannual Financial Statements related to the first six (6) months of the year.

(l)                           The second semiannual Financial Statements referring to the twelve months of the year.

(m)                   The Interim Management Statement.

(n)                       The existing channels of communication between the Company and its shareholders and, in particular, explanations concerning the shareholders’ right to information indicting postal and electronic addresses which shareholders may contact.

(o)                       The norms and procedures to confer representation at the General Meetings, in accordance with the specifications established by the Spanish Stock Exchange Commission.

(p)                       The norms and procedures for casting votes remotely, in accordance with the rules established, including all necessary forms to accredit attendance and voting by electronic means at General Meetings.

(q)                       Relevant facts communicated to the Spanish Stock Exchange Commission within the deadlines required by applicable rules.

(r)                          Information about the directors including: (i) a brief professional and biographic profile; (ii) outline of all Boards to which they belong; (iii) indication of the type of director role; (iv) indication of the date of first or subsequent appointments; (v) number of shares and option rights held.

(s)                         An Electronic Shareholders Forum will be available for the shareholders before the General Meeting, with guaranteed access, either individually or the organizations they may represent, in order to facilitate communication. In the Forum they will be able to publish proposals that seek to complement the agenda announced in the notice of the meeting, requests of adherence to such proposals, initiatives to reach the sufficient percentage to exercise a minority right provided for by the Law, as well as offers or requests of voluntary representation.

TITLE SIX

FISCAL YEAR AND ANNUAL FINANCIAL STATEMENTS

Article 59. Fiscal Year

The fiscal year will start on January first and end on December thirty-first.

Article 60. Formulation of the Annual Financial Reports

1.                             The Board of Directors is responsible for the formulation of the annual financial statements, the management report and the distribution of profits proposal as well as the consolidated financial and management reports, within the legally established deadlines.

The financial statements and the management report shall be signed by all the Directors. If it lacks the signature of one of them, it will be indicated on each of the documents that lack the signature, expressly indicating the cause.

2.                             The abovementioned documents, accompanied by an auditors’ report, will be submitted to the General Meeting for their approval. When the General Meeting is called any shareholder may freely and immediately be given, the documents to be submitted to the meeting for approval and the auditor’s report, by the Company.”

Article 61. Monitoring the Annual Financial Reports

1.                            The Company’s annual financial statements, management report, as well as the consolidated financial statements and consolidated management reports must be reviewed by an account auditor pursuant to the terms described in the law.

2.                            The account auditor will be appointed by the General Meeting before the year to be audited finalises, for an initial period which may not be under three years or over nine years counting from the date the first year to audit starts, without detriment to the regulation of the auditory activity with regard to the possibility of extension.

3.                            The Audit and Compliance Committee shall authorise contracts between the Company and the accounts auditor for any activities outside those of account auditing.

4.                            The Board of Directors will include information in the annual report on services differing from account auditing rendered to the Company by the account auditor or by any company the auditor has a significant relationship with, as well as the global fees paid for these services.

Article 62. Account Approval and Distribution of Profit

1.                        Annual financial reports will be submitted for the approval of the General Shareholder´s Meeting.

2.                        Once the Annual Financial Reports have been approved, the General Meeting will decide on the distribution of profit.

3.                        Dividends to be distributed may only be charged to the profit for the year or the disposable reserves once the items provided for by the Law and the Articles of Association have been covered and when the net asset value is not less than the share capital, or would not be lower than the share capital as a consequence of the distribution of dividends. If there were losses from prior years which made the Company’s net asset value lower than share capital, profits would be devoted to compensate losses. For this purpose, the profit attributed directly to the net asset may not be distributed, neither directly or indirectly.

4.                        If the General Meeting agrees to distribute dividends, it will determine the manner and means of payment. The determination of these particulars may be delegated to the Board of Directors as well as any other responsibilities deemed necessary or convenient for the agreement to be effective.

5.                        The General Meeting may agree that the dividend is paid totally or partially in kind, as long as:

(i)                      The goods or securities to be distributed are homogeneous;

(ii)                   they are listed on an official market - at the time the agreement takes effect - or the Company guarantees liquidity can be gained within a maximum period of one year; and

(iii)                Amounts to be distributed are not under the value stated in the Company’s balance sheets.

6.                        The distribution of dividends to shareholders shall be made in proportion to their paid up capital.

Article 63. Deposit of the Approved Annual Financial Reports

The Board of Directors shall deposit the Annual Financial Reports and the Management Report as well as the Consolidated Annual Financial Reports and Consolidated Management Report together with the relevant reports of the auditors, the duly signed certification of the resolutions of the General Shareholder´s Meeting and the distribution of profit as well as, where appropriate, other relevant documents under the terms and within the deadlines established by Law.”

TITLE SEVEN

WINDING UP AND LIQUIDATION OF THE COMPANY

Article 64. Winding Up

The Company will be wound up in the cases and following the precepts laid down by the Law.

Article 65. Liquidation

Once the Company has been wound up, all members of the Board of Directors whose appointment is in force and registered in the Commercial Registry will become liquidators in fact, which will act as a collegiate body. An exception to the above is the event in which the General Meeting appoints other liquidators in the winding up agreement.”

Article 66. Assets and Liabilities Past Due

1.         Once the Company’s accounting entries have been cancelled, if company assets were to emerge the liquidators must award the additional quota belonging to each shareholder, after converting the assets into cash in the case this were necessary. Should the additional quota not have been awarded by liquidators to former shareholders six months after the liquidators were required to comply with the provisions described in the paragraph above, or in the absence of liquidators, any interested party may request the appointment of a person to replace them in their duties at a Court of First Instance.

2.         The former shareholders will be jointly responsible for company debts up until the limit of the sum they have received as a liquidation quota, notwithstanding the responsibility of the liquidators in the case of wilful misconduct or fraud.

3.         In order for the formal requirements concerning previous legal business prior to the cancellation of the Company’s accounts or, when necessary, the former liquidators may formalise legal business in the name of the Company extinguished after its registry cancellation. In the absence of liquidators, any interested party may request enforcement from the Judge of the First Instance Court of the address the Company had.

TITLE EIGHT

JURISDICTION

Article 67. Jurisdiction

Any controversies arising between the Company and its Directors or shareholders will be submitted to the Courts and Tribunals of Madrid, expressly waiving any other jurisdiction the parties may be entitled to.”